Exhibit 99.1
For Immediate Release
August 7, 2008
     GIBRALTAR REPORTS SECOND-QUARTER EARNINGS OF $0.67 PER SHARE
•	Operating Margin Exceeds 10% for First Time Since 2006, Solid Improvement in Both Segments

•	Strong Cash Flow from Improved Profits and Reduced Working Capital Used to Further Reduce Debt

•	Raising 2008 EPS from Continuing Operations, Now Expecting $1.50 to $1.65
               BUFFALO, NEW YORK (August 7, 2008) — Gibraltar Industries, Inc. (NASDAQ: ROCK), a leading manufacturer, processor, and distributor of products for the building, industrial, and vehicular markets, today reported results for the quarter and six months ended June 30, 2008.
               Sales from continuing operations in the second quarter of 2008 were $379 million, an increase of six percent compared to $356 million in the second quarter of 2007. Income from continuing operations increased by 56 percent to $20.3 million in the second quarter of 2008, or $0.67 per diluted share, compared to $13.0 million, or $0.43 per diluted share, in the second quarter of 2007.
               In the first six months of 2008, sales from continuing operations were $705 million, up seven percent from $661 million in the first half of 2007. Income from continuing operations in the first six months of 2008 increased by 36 percent to $27.4 million, or $0.91 per diluted share, from $20.1 million, or $0.67 per diluted share, in the first six months of 2007.
               Gibraltar’s 2007 acquisition activity allowed it to increase sales despite significantly weaker market conditions in 2008 compared to a year earlier, as these acquisitions added sales of $22 million in the second quarter and $59 million in the first six months of 2008.
               “During the second quarter, we built on the progress achieved in the first three months of the year. We continued to reduce cost, generated higher sales, drove strong earnings growth, and further strengthened our balance sheet. All of this was accomplished in spite of additional weakening in two of our primary markets, with housing starts off 32 percent and the North American auto build down 16 percent compared to the second quarter of 2007,” said Brian J. Lipke, Gibraltar’s Chairman and Chief Executive Officer.
               “Our many initiatives to reduce costs, consolidate and streamline our operations, reduce working capital, and lower our debt allowed us to produce much stronger second-quarter results, even in an extremely difficult operating environment. In the last 18 months, we have closed or consolidated 18 facilities, including four in the second quarter. Over that same time, our operational efficiencies have resulted in improvements in margins, improved our customer service, and helped to reduce working capital, resulting in reductions in debt of $24 million during the second quarter, $50 million in the first six months of 2008, and approximately $115 million in the last nine months,” said Henning N. Kornbrekke, Gibraltar’s President and Chief Operating Officer.
—more—

Gibraltar Reports Second-Quarter Earnings of $0.67 Per Share
Page Two
               “We have continued to strategically transform Gibraltar, broadening and diversifying our business portfolio by increasing our participation in the commercial building, industrial, and international markets and strengthening our product leadership positions in targeted niche markets, all of which have improved our core operating characteristics and enhanced our ability to generate stronger and more consistent results,” said Mr. Lipke.
               “By aggressively lowering Gibraltar’s cost structure and continuing to improve our margins, we have been able to offset lower volumes in two of our primary markets. As these markets stabilize and begin to move back toward more normal activity levels, we are positioned to generate even stronger results,” said Mr. Kornbrekke.
               Looking ahead, Mr. Kornbrekke said that the Company expects the normal seasonal slowing in the second half of the year and that, in light of its strong performance in the first six months of the year and the momentum from its many operational improvements, its 2008 earnings per share from continuing operations are now expected to be in the range of $1.50 to $1.65 per share, compared to previous guidance of $1.05 to $1.25, and $1.03 in 2007, barring a significant change in current business conditions.
               Gibraltar has scheduled a conference call to review its second-quarter results and discuss its outlook for 2008 on August 8, at 9:00 a.m. ET. Details of the call can be found on Gibraltar’s Web site, at http://www.gibraltar1.com. If you are not able to participate in the call, you can listen to a replay on the Gibraltar Web site. The presentation slides that will be discussed during the call are expected to be available on Thursday, August 7, by 6:00 p.m. ET. The slides may be downloaded from the Conference Calls page of the Investor Info section of the Gibraltar website:
http://www.gibraltar1.com/investors/index.cfm?page=48.
               Gibraltar Industries is a leading manufacturer, processor, and distributor of products for the building, industrial, and vehicular markets. The company serves customers in a variety of industries in all 50 states and throughout the world. It has approximately 3,800 employees and operates 71 facilities in 27 states, Canada, China, England, Germany, and Poland. Gibraltar’s common stock is a component of the S&P SmallCap 600 and the Russell 2000® Index.
               Information contained in this release, other than historical information, should be considered forward-looking and may be subject to a number of risk factors, including: general economic conditions; the impact of the availability and the effects of changing raw material prices on the Company’s results of operations; energy prices and usage; the ability to pass through cost increases to customers; changing demand for the Company’s products and services; risks associated with the integration of acquisitions; and changes in interest or tax rates. In addition, such forward-looking statements could also be affected by general industry and market conditions, as well as general economic and political conditions. The Company undertakes no obligation to update publicly any forward-looking statements, whether as a result of new information, future events, or otherwise, except as may be required by applicable law or regulation.
CONTACT: Kenneth P. Houseknecht, Vice President of Communications and Investor Relations, at 716/826-6500, khouseknecht@gibraltar1.com.

GIBRALTAR INDUSTRIES, INC.
CONSOLIDATED BALANCE SHEETS
(in thousands)

	June 30,	December 31,
	2008	2007
	(unaudited)
Assets

Current assets:
Cash and cash equivalents	$26,692	$35,287
Accounts receivable, net of reserve of $4,039 and $3,482 in 2008 and 2007, respectively	214,008	167,595
Inventories	228,745	212,909
Other current assets	19,193	20,362
Assets of discontinued operations	1,536	4,592

Total current assets	490,174	440,745

Property, plant and equipment, net	266,791	273,283
Goodwill	458,386	453,228
Acquired intangibles	98,398	96,871
Investments in partnerships	2,891	2,644
Other assets	14,687	14,637

	$1,331,327	$1,281,408

Liabilities and Shareholders’ Equity

Current liabilities:
Accounts payable	$150,412	$89,551
Accrued expenses	54,292	41,062
Current maturities of long-term debt	2,728	2,955
Liabilities of discontinued operations	—	657

Total current liabilities	207,432	134,225

Long-term debt	435,583	485,654
Deferred income taxes	78,993	78,071
Other non-current liabilities	16,315	15,698
Shareholders’ equity:
Preferred stock, $0.01 par value; authorized: 10,000,000 shares; none outstanding	—	—
Common stock, $0.01 par value; authorized 50,000,000 shares; issued 30,007,494 and 29,949,229 shares in 2008 and 2007	300	300
Additional paid-in capital	221,921	219,087
Retained earnings	361,749	337,929
Accumulated other comprehensive income	9,462	10,837

	593,432	568,153

Less: cost of 64,154 and 61,467 common shares held in treasury in 2008 and 2007	428	393

Total shareholders’ equity	593,004	567,760

	$1,331,327	$1,281,408

GIBRALTAR INDUSTRIES, INC.
CONSOLIDATED STATEMENTS OF INCOME
(unaudited)
(in thousands)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2008	2007	2008	2007
Net sales	$379,208	$356,208	$704,756	$660,546
Cost of sales	296,617	290,156	566,415	542,743

Gross profit	82,591	66,052	138,341	117,803
Selling, general and administrative expense	43,816	37,284	81,264	71,620

Income from operations	38,775	28,768	57,077	46,183
Other (income) expense:
Equity in partnerships’ income and other income	(267)	(305)	(361)	(667)
Interest expense	6,932	7,850	14,722	14,691

Total other expense	6,665	7,545	14,361	14,024

Income before taxes	32,110	21,223	42,716	32,159
Provision for income taxes	11,839	8,193	15,327	12,090

Income from continuing operations	20,271	13,030	27,389	20,069
Discontinued operations:
Loss from discontinued operations before taxes	(250)	(1,773)	(913)	(3,143)
Income tax benefit	(92)	(669)	(337)	(1,168)

Loss from discontinued operations	(158)	(1,104)	(576)	(1,975)

Net income	$20,113	$11,926	$26,813	$18,094

Net income per share — Basic:
Income from continuing operations	$.68	$.44	$.91	$.67
Loss from discontinued operations	(.01)	(.04)	(.02)	(.06)

Net income	$.67	$.40	$.89	$.61

Weighted average shares outstanding — Basic	29,980	29,863	29,963	29,850

Net income per share — Diluted:
Income from continuing operations	$.67	$.43	$.91	$.67
Loss from discontinued operations	—	(.03)	(.02)	(.07)

Net income	$.67	$.40	$.89	$.60

Weighted average shares outstanding — Diluted	30,139	30,144	30,129	30,096

GIBRALTAR INDUSTRIES, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS
(unaudited)
(in thousands)

	Six Months Ended
	June 30,
	2008	2007
Cash flows from operating activities
Net income	$26,813	$18,094
Loss from discontinued operations	(576)	(1,975)

Income from continuing operations	27,389	20,069
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	18,133	15,570
Provision for deferred income taxes	(952)	(229)
Equity in partnerships’ loss (income) and other income	(270)	(576)
Distributions from partnerships	264	493
Stock compensation expense	2,712	1,254
Other noncash adjustments	1,251	528
Increase (decrease) in cash resulting from changes in (net of acquisitions and dispositions):
Accounts receivable	(46,990)	(28,627)
Inventories	(16,046)	14,539
Other current assets and other assets	1,180	1,221
Accounts payable	60,060	25,668
Accrued expenses and other non-current liabilities	13,366	(2,946)

Net cash provided by continuing operations	60,097	46,964
Net cash provided by discontinued operations	1,662	7,892

Net cash provided by operating activities	61,759	54,856

Cash flows from investing activities
Acquisitions, net of cash acquired	(8,222)	(84,424)
Purchases of property, plant and equipment	(9,440)	(9,254)
Net proceeds from sale of property and equipment	540	373

Net cash used in investing activities from continuing operations	(17,122)	(93,305)
Net cash provided by (used in) investing activities for discontinued operations	161	(38)

Net cash used in investing activities	(16,961)	(93,343)

Cash flows from financing activities
Long-term debt reduction	(93,922)	(1,654)
Proceeds from long-term debt	43,439	52,485
Payment of deferred financing costs	(4)	(8)
Payment of dividends	(2,993)	(2,983)
Purchase of treasury stock	(35)	—
Net proceeds from issuance of common stock	—	93
Tax benefit from equity compensation	122	—

Net cash (used in) provided by financing activities	(53,393)	47,933

Net (decrease) increase in cash and cash equivalents	(8,595)	9,446

Cash and cash equivalents at beginning of year	35,287	13,475

Cash and cash equivalents at end of period	$26,692	$22,921

GIBRALTAR INDUSTRIES, INC.
Segment Information
(unaudited)
(in thousands)

	Three Months Ended June 30,
			Increase (Decrease)
	2008	2007	$	%
Net Sales
Building Products	$281,058	$258,209	$22,849	8.8%
Processed Metal Products	98,150	97,999	151	0.2%

Total Sales	379,208	356,208	23,000	6.5%

Income from Operations
Building Products	$39,638	$31,172	$8,466	27.2%
Processed Metal Products	8,425	5,211	3,214	61.7%
Corporate	(9,288)	(7,615)	(1,673)	22.0%

Total Income from Operations	$38,775	$28,768	$10,007	34.8%

Operating Margin
Building Products	14.1%	12.1%
Processed Metal Products	8.6%	5.3%

	Six Months Ended June 30,
			Increase (Decrease)
	2008	2007	$	%
Net Sales
Building Products	$510,381	$463,347	$47,034	10.2%
Processed Metal Products	194,375	197,199	(2,824)	(1.4%)

Total Sales	704,756	660,546	44,210	6.7%

Income from Operations
Building Products	$60,438	$49,885	$10,553	21.2%
Processed Metal Products	12,661	10,549	2,112	20.0%
Corporate	(16,022)	(14,251)	(1,771)	12.4%

Total Income from Operations	$57,077	$46,183	$10,894	23.6%

Operating Margin
Building Products	11.8%	10.8%
Processed Metal Products	6.5%	5.3%